FEBRUARY 2, 2012

MR. RICHARD FERGUSON
CHAIRMAN PEOPLES BANCORP INC.
827 CRESTWAY DRIVE
COLUMBUS, OH 43235
DEAR RICHARD,
LIKE EVERYTHING IN LIFE, ALL GOOD THINGS COME TO AN END. I AM RESIGNING EFFECTIVE FEBRUARY 3, 2012 AS DIRECTOR OF PEOPLES BANCORP AND PEOPLES BANK N.A. I CAN NOT PUT INTO WORDS HOW MUCH THIS EXPERIENCE HAS MEANT TO ME OVER THE LAST 24 YEARS. IT HAS BEEN AN HONOR AND A PRIVILEGE TO SERVE WITH SO MANY KNOWLEDGEABLE, HARD WORKING, DEDICATED PEOPLE TO WHOM I WILL BE FOREVER GRATEFUL. I AM CONFIDENT THE FUTURE FOR PEOPLES BANCORP WILL BE EXCITING, BRIGHT AND PROSPEROUS.
SINCERELY,
/s/ WILL DIMIT
WILL DIMIT